Exhibit 21

SUBSIDIARIES OF OVERSEAS SHIPHOLDING GROUP, INC.

The following table lists all subsidiaries of OSG and all companies in which OSG directly or indirectly owns at least a 49% interest, except for certain companies and subsidiaries which, if considered in the aggregate as a single entity, would not constitute a significant subsidiary as of the end of the year covered by this report.

Company	Where Incorporated, Organized or Domiciled
Akun Island LLC	Delaware
Alaska Tanker Company, LLC	Delaware
Aptamus LLC	Delaware
Kiska Island LLC	Delaware
Maritrans General Partner Inc.	Delaware
Maritrans Operating Company L.P.	Delaware
Mykonos Tanker LLC	Delaware
OSG 204 LLC	Delaware
OSG 205 LLC	Delaware
OSG Alaska LLC	Delaware
OSG America Operating Company LLC	Delaware
OSG Bulk Ships, Inc.	New York
OSG Champa Bay Shipholding LLC	Delaware
OSG Courageous II LLC	Delaware
OSG Delaware Bay Lightering LLC	Delaware
OSG Endurance LLC	Delaware
OSG Financial Corp.	Delaware
OSG Maritrans Parent LLC	Delaware
OSG Ship Management, Inc.	Delaware
OSG Thunder Holdings LLC	Delaware
Overseas Anacortes LLC	Delaware
Overseas Boston LLC	Delaware
Overseas Frontier LLC	Delaware
Overseas Gulf Coast LLC	Delaware
Overseas Houston LLC	Delaware
Overseas Key West LLC	Delaware
Overseas Long Beach LLC	Delaware
Overseas Los Angeles LLC	Delaware
Overseas Martinez LLC	Delaware
Overseas New York LLC	Delaware
Overseas Nikiski LLC	Delaware
Overseas ST Holding LLC	Delaware
Overseas Sun Coast LLC	Delaware
Overseas Tampa LLC	Delaware
Overseas Texas City LLC	Delaware
Santorini Tanker LLC	Delaware
Tagalak Island LLC	Delaware